Filed pursuant to Rule 424(b)(5)

Registration No. 333-236418

Prospectus supplement

(To the prospectus dated February 13, 2020 and

prospectus supplement dated February 14, 2020)

1,842,281 shares

Common stock

Pursuant to the distribution agreements entered into with First Industrial, L.P., a Delaware limited partnership and our operating partnership, and each of Wells Fargo Securities, LLC, BofA Securities, Inc., BTIG, LLC, Citigroup Global Markets Inc., Fifth Third Securities, Inc., Jefferies LLC, J.P. Morgan Securities LLC, Regions Securities LLC, Samuel A. Ramirez & Company, Inc., and UBS Securities LLC (collectively, the “Sales Agents”), a form of which was filed as an exhibit to our current report on Form 8-K filed with the Securities and Exchange Commission on February 14, 2020, we sold a total of 1,842,281 shares of our common stock, $0.01 par value per share, in open market transactions on the NYSE between July 1, 2020 and September 30, 2020 through BofA Securities, Inc. and Wells Fargo Securities, LLC acting as our agents. Of these shares, 923,410 shares were sold through BofA Securities, Inc., and 918,871 shares were sold through Wells Fargo Securities, LLC. The weighted average sale price for these transactions was $43.16 per share. We received net proceeds of approximately $78,718,000 from these sales, after payment of SEC filing fees, wire fees and other fees and payment of compensation of approximately $795,000 to certain of our Sales Agents.

Our common stock is listed on the NYSE under the symbol “FR.” The last reported sale price of our common stock as reported on the NYSE on October 26, 2020 was $41.33 per share.

Investing in our common stock involves risks that are described in the “Risk factors” section beginning on page S-3 of the prospectus supplement dated February 14, 2020 and beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2019.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated February 13, 2020 and the prospectus supplement dated February 14, 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 27, 2020.